EXHIBIT 99.1

WeTrade Group Inc. Announces Uplisting to Nasdaq Capital Market and Pricing of $40 Million Public Offering of Common Stock

Beijing, China, July 18, 2022 /PRNewswire/ -- WeTrade Group Inc. (“Wetrade” or the “Company”) (NASDAQ: WETG), an emerging growth company engaged in the business of providing software-as-a-services (SAAS) and cloud intelligent systems for micro-businesses, today announced the pricing of an underwritten public offering (the “Offering”) of 10,000,000 shares of its common stock at a price to the public of $4.00 per share. The offering is expected to close on or about July 21, 2022, subject to customary closing conditions.

The Nasdaq Stock Market LLC (“Nasdaq”) has approved the Company’s application for uplisting its common stock to the Nasdaq Capital Market. The Company’s common stock is expected to commence trading on the Nasdaq Capital Market at the opening of the market on July 19, 2022, under the Company’s current ticker symbol “WETG.”

The Company expects to receive aggregate gross proceeds of $40 million from the Offering, before deducting underwriting discounts and other related expenses. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 shares of its common stock at a price to the public of $4.00 per share, less underwriting discounts.

Net proceeds from the Offering will be used for the Company’s R&D and technology development, marketing and talent recruitment in China, strategic investment in service provider and general working capital.

The Offering is being conducted on a firm commitment basis. Univest Securities, LLC is acting as the sole book runner to the Offering. Ortoli Rosenstadt LLP is acting as counsel to the Company, and Hunter Taubman Fischer & Li LLC is acting as counsel to the underwriter in connection with the Offering.

A registration statement on Form S-1 relating to the Offering was filed with the Securities and Exchange Commission (the “SEC”) (File Number: 333-252149) and, as amended, was declared effective by the SEC on July 18, 2022. The Offering is being made only by means of a prospectus forming a part of the registration statement. Copies of the final prospectus relating to the Offering, when available, may be obtained from Univest Securities, LLC by email at info@univest.us, or by standard mail to Univest Securities, LLC, 75 Rockefeller Plaza Suite 18C, New York, NY 10019. In addition, a copy of the final prospectus relating to the Offering, when available, may be obtained via the SEC’s website at www.sec.gov.

Before you invest, you should read the registration statement and the preliminary prospectus contained therein and the final prospectus, when available, and other documents the Company has filed or will file with the SEC for more complete information about the Company and the Offering. This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About WeTrade Group Inc.

WeTrade Group Inc. is a technical service provider of SAAS and Cloud Intelligent System for micro-businesses, and a pioneering internationalized system in the global micro-business cloud intelligence field and the leader, innovator and promoter of the world's cloud intelligent system for micro-businesses. WeTrade Group independently developed the cloud intelligent system for micro-businesses (Abbreviation: YCloud). YCloud strengthens users' marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps increase the payment scenarios to increase customers' revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system. As of today, YCloud's business has successfully landed in mainland China and Hong Kong, covering the micro business industry, tourism industry, hospitality industry, livestreaming and short video industry, aesthetic medical industry and traditional retail industry. For more information, please visit https://ir.wetg.group.

Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. These forward-looking statements include, without limitation, the Company's statements regarding the expected trading of its common stock on the Nasdaq Capital Market and the closing of the Offering. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

WeTrade Group Inc.

Investor Relations Department

ir@wetradegroup.net

Ascent Investor Relations LLC

Tina Xiao

+1-917-609-0333

tina.xiao@ascent-ir.com

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